Exhibit 10.1

Consulting Agreement

This Consulting Agreement (“Agreement”) is made and entered into as of February 12, 2009, by WindTamer Corporation, a New York corporation (the “Company”), and Patricia Cole (“Consultant”).

Recitals

A.           The Company is in its development stage as an independent developer of wind turbine technology.

B.           In connection with its product development and commercialization efforts, the Company wishes to utilize the services of Consultant, a licensed real estate agent, to assist the Company in conducting searches for and locating, either for purchase or lease, potential wind turbine sites that may be used by the Company for construction and testing of new WindTamer prototypes, or by purchasers of the Company's commercially produced turbines.

C.           Consultant has substantial experience and expertise in planning, directing and executing commercial real estate searches that target strategic locations for implementation of operational, manufacturing, product development and product testing activities for development stage companies having objectives similar to those of the Company with respect to commercialization and expansion, and regularly provides consulting services and advice to companies that are in a similar business stage, in connection with the formulation of business plans and strategies and analysis of potential business locations and operating procedures.

D.           Consultant and the Company have agreed on the terms and conditions pursuant to which Consultant will be retained to provide consulting services.

NOW, THEREFORE, the parties agree as follows:

1.	Appointment of Consultant

1.1           Appointment; Reporting.  By this Agreement, the Company appoints Consultant, and Consultant accepts such appointment, to provide advice and consulting services to the Company, in accordance with the terms and conditions of this Agreement.

1.2           Nature of Consulting Services.  Consultant is retained to perform the following consulting services (the “Services”):

(a)           To assist the Company in locating and developing potential manufacturing sites;

(b)           To locate, and purchase or lease, on behalf of the Company, the most cost-effective and productive sites upon which to erect new WindTamer prototypes and place units purchased by the Company's commercial and residential customers; and

(c)           To analyze and provide advice regarding the Company's strategic plan. The Company may, at any time, request Consultant to make changes within the scope of the Services or to perform extra work.

1.3           Reporting. Consultant shall provide a detailed, written report of Consultant's advice and analysis of the foregoing matters, including specific recommendations for action to be taken by the Company, and suggestions for implementation, together with such supporting information and schedules as may be necessary to permit the Board to evaluate such recommendations. In addition, Consultant shall provide interim reports at the request of the Company.

1.4           Hours of Consulting; Personnel; Additional Consultants. It is expressly agreed that Consultant will devote a minimum of twenty (20) hours per week during the term of this Agreement.

1.5           Status of Consultant.  Consultant and the Company expressly agree that Consultant is an independent contractor, and all Services performed under this Agreement are performed by Consultant as an independent contractor. Consultant shall control the time, manner, and place of performance of the Services.

1.6           Standard of Performance.  Consultant shall perform her services and complete her tasks to the Company’s satisfaction. Consultant shall comply with all applicable federal, state, and local laws, ordinances, codes, and regulations in performing the Services.

1.7           Scheduling.

A.           The Consultant will develop and maintain a detailed schedule for completion of the Services. The schedule will be a work plan showing activities to be performed and their sequence. A preliminary schedule shall be submitted to the Company within ten (10) days after execution of this Agreement for review and establishment of the level of detail to be included.

B.           The Consultant will submit monthly progress data for the reporting period which will include the percentage complete and actual start date and actual finish date for all activities worked on by the Consultant during the period. Any changes in delivery dates will be reported. Other information, such as actual hours expended, will be furnished monthly, or as requested, by the Company. If requested by the Company, update meetings will be held to discuss the results of schedule analysis and necessary action to meet the requirements of the schedule.

2.	Term; Termination or Suspension.

A.           Except as provided below, this Agreement, and the Services to be performed under it, shall commence on the date this Agreement is executed by both parties, and shall continue thereafter through and including February 12, 2010.

B.           The Company may terminate this Agreement at-will without cause in its sole discretion.

C.           Upon termination or cancellation of this Agreement, the Company shall have no liability to Consultant except for charges for Services performed by Consultant and accepted by the Company prior to termination.  The terms and conditions in this Agreement that by their sense and context are intended to survive the performance hereof by either or both parties hereunder shall so survive the termination, cancellation, or completion of performance of this Agreement.

D.           Upon completion of Consultant's services hereunder or at such other time as may be requested by Company, Consultant shall return to Company all documents, records, notebooks, including copies thereof, whether prepared by Consultant or others, in Consultant's possession, and other Company property utilized by Consultant in performing the Services.

E.           The Company reserves the right to suspend work on the Services, with or without cause, in whole or in part, upon giving notice to Consultant. Consultant shall resume the Services so suspended when directed to do so by the Company. If only a portion of the work on the Services is suspended, Consultant shall be compensated only for Services actually performed during such suspension.

3.	Compensation; Expenses.

3.1           Consulting Fees.  As the sole compensation for the performance of the Services, Consultant shall be paid the following amounts:

(a)            The sum of five-thousand dollars ($5,000) per month, payable on the last day of each full month during the term of this Agreement during which the Services are performed.

3.2           Reimbursement of Expenses.  The Company shall reimburse Consultant for all reasonable and necessary business and travel expenses actually incurred by Consultant in performing the services, subject to receipt of a written request for reimbursement, accompanied by appropriate supporting documentation. Consultant may request reimbursement not more frequently than once every month during the term of this Agreement.

3.3           Withholding; Benefits.  All fees payable to Consultant under this Agreement shall be made in full, and without any withholding, deduction, or offset of any state or federal withholding taxes, FICA, SDI, or income taxes, nor shall the Company be obligated to pay any of Consultant's employees' taxes. Consultant hereby covenants and agrees that it shall be solely responsible for all taxes, withholding, FICA, SDI, and other similar items (both employee and employer portions) with respect to all fees paid by the Company under this Agreement, and agrees to indemnify and hold the Company harmless with respect to such taxes and withholding. Neither Consultant nor Principal shall be eligible for, shall participate in, or shall be entitled to compensation in lieu of any insurance, benefit, retirement, or other plan or program provided by the Company to its employees.

4.           Confidentiality; Non-Solicitation; Intellectual Property.  As a material inducement to the Company to enter into this Agreement and pay the compensation set forth in Section 3, the Consultant hereby expressly agrees to be bound by the following covenants, terms and conditions:

A.           During the course of the Consultant's relationship with the Company or any of its affiliates, the Consultant has had, and will have, access to Confidential Information relating to the Company and its affiliates and their respective suppliers, partners and customers. The Consultant agrees to keep secret and retain in strictest confidence all of such Confidential Information, and will not disclose, disseminate or use such information for the Consultant's own advantage or for the advantage of any other person or entity other than the Company in accordance with the terms of the Consultant's employment or relationship with the Company.  In the event disclosure of any such Confidential Information is required or purportedly required by law, the Consultant will provide the Company with prompt notice of any such requirement so that the Company may seek an appropriate protective order prior to disclosure.

B.           In the event that the Consultant as part of his activities on behalf of the Company generates, creates, authors or contributes to any invention, design, new development, device, product, method or process (whether or not patentable or reduced to practice or constituting Confidential Information), any copyrightable work (whether or not constituting Confidential Information) or any other form of Confidential Information relating directly or indirectly to the Company's business (including anything that has occurred since the first date Consultant provided services to the Company), the Consultant acknowledges that such Intellectual Property is the exclusive property of the Company and hereby assigns all right, title and interest in and to such Intellectual Property to the Company.  Any copyrightable work prepared in whole or in part by the Consultant is and will be deemed “a work made for hire” under Section 201(b) of the 1976 Copyright Act, and the Company shall own all of the rights comprised by the copyright therein.  The Consultant shall promptly and fully disclose all Intellectual Property to the Company and shall cooperate with the Company to protect the Company's interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of the Consultant's employment with the Company).  Notwithstanding the date of this Agreement or anything else herein to the contrary, the provisions of this Section 4 shall be deemed to be effective as of and apply to all matters occurring since the first date Consultant provided services to the Company.

C.           As requested by the Company from time to time for any reason, the Consultant shall promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information and Intellectual Property in the Consultant's possession or within his control (including, but not limited to, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company.

D.           The Consultant agrees that, for the period of this Agreement and for two years thereafter, it will not directly or indirectly represent, be employed by, consult for, or otherwise be associated with any other business engaged in wind turbine technology.

E.           The Consultant acknowledges that in the event the Consultant violates any provisions of this Section 4, in addition to its other rights and remedies, the Company shall be entitled to injunctive relief without the necessity of proving actual damages.  The Consultant further acknowledges that if any provision of this Section 4 is held to be unenforceable, the court making such holding shall have the power to modify such provision and in its modified form such provision shall be enforced.

F.           Without in any way limiting the provisions of this Section 4, the Consultant further acknowledges and agrees that the provisions of this Section 4 shall remain applicable in accordance with their terms after the termination or cessation of services to the Company or exercise or termination of the Option.

G.           “Confidential Information” means information or material proprietary to the Company or designated as Confidential Information by Company and not generally known by non-Company personnel, which the Consultant develops, or of which Consultant obtains knowledge, or to which the Consultant may obtain access, through or as a result of, the Consultant's relationship with the Company (including information conceived, originated, discovered or developed in whole or in part by the Consultant).  Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, data structures, instruction sets, documentation, diagrams, flow charts, research, development, training methods, training manuals, processes, procedures, “know-how”, marketing techniques and materials, marketing and development plans, customer names and other information related to customers, price lists, pricing policies and financial information.  Confidential information also includes any information described above which the Company obtains from other entities and which the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company.  Notwithstanding the foregoing, information publicly known that is generally employed by the trade at or after the time Consultant first learns of such information, or generic information or knowledge which associate would have learned in the course of similar employment or work elsewhere in the trade, shall not be deemed part of the confidential information.

H.           “Intellectual Property” shall mean those forms of authorship (as understood from Title 17 of the United States Code), invention (as understood by Title 35 of the United States Code) and identification (as understood from Title 15 of the United States Code Section 1051 et seq., trademarks and service marks) and such other forms of property rights in ideas, “know how,” inventions, discoveries, or in their physical embodiments as shall related to or involve the Company's business or any of its products, services or strategies.

5.	Miscellaneous.

5.1           Entire Agreement.  This Agreement and the Company’s 2008 Equity Incentive Plan, constitute the entire understanding between the parties, and supersedes all prior agreements and negotiations, whether oral or written. There are no other agreements between the parties, except as set forth in this Agreement. No supplement, modification, waiver, or termination of this Agreement shall be binding unless in writing and executed by all parties to this Agreement.

5.2           Assignment; Binding Effect.  Neither this Agreement nor any rights, benefits, or obligations under it may be assigned by any party to this Agreement without the prior express written consent of the other party. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon all of the parties to this Agreement and their respective executors, administrators, successors, and permitted assigns.

5.3           Severability.  In the event any of the provisions of this Agreement are found by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be affected.

5.4           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

5.5           Counterparts.  This Agreement may be executed in two or more counterparts, which shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FUTURE ENERGY SOLUTIONS, INC.

/s/ Gerald E. Brock
By: Gerald E. Brock
Its: President and CEO

CONSULTANT

  /s/ Patricia Cole____________________
Patricia Cole